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FIRST ACCEPTANCE CORPORATION ACQUIRES NON-STANDARD PERSONAL AUTO AGENCY IN TEXAS

NASHVILLE, Tenn.--(BUSINESS WIRE)--Jan. 24, 2005--First Acceptance Corporation (NYSE:FAC - News), a provider of non-standard personal automobile insurance, said today it has acquired the assets of HCS Claims Service, Inc. dba Heritage Claims Services, Inc., and LGNP Enterprises, Inc. dba America's Low Cost Insurance Agencies.

Under the terms of the transaction, First Acceptance paid LGNP Enterprises, Inc. a total of $4.0 million in cash for the assets of 15 company-owned retail stores and the claims operations of the managing general agency (MGA) operating under the America's Low Cost Insurance Agencies trade name.

Steve Harrison, president and chief executive officer of First Acceptance Corporation, said the operations being acquired are located primarily in the Houston, Austin and Dallas markets. The retail agencies produce approximately $7.7 million in annual non-standard automobile insurance premiums. Operating as an MGA in Texas, LGNP Enterprises Inc. insured the business through a Texas county mutual insurance company. First Acceptance will continue to use a Texas county mutual insurance company as the direct insurance company, but will assume 100% of the business from the county mutual.

ABOUT FIRST ACCEPTANCE CORPORATION

First Acceptance Corporation began its operations (as Liberte Investors, Inc.) in 1986 and its insurance subsidiary, USAuto Insurance Holdings, began operations in 1995, and, as published in its September 30, 2004 earnings release, provides non-standard private passenger automobile insurance primarily through employee-agents in 146 retail offices across 7 states. First Acceptance is licensed to do business in a total of 22 states, and is traded on the New York Stock Exchange under the symbol, FAC.

This press release may contain statements that constitute "forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995." Statements in this press release not dealing with historical results may be forward-looking and are based on estimates, assumptions and projections. Forward-looking statements may be identified by words such as "believe", "expect", "may", "will", "should", "seek", "intend", "plan", "estimate", "anticipate" or the negative version of those words or other comparable terminology and similar statements of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Please see the risk factors in our rights offering (S-1) dated April 1, 2004. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

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CONTACT:   First Acceptance Corporation
           Chuck Hamilton, (615) 844-2811

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